Exhibit (a)(1)(E)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any Shares or ADSs (each as defined below). The Offer (as defined below) is made solely by the Offer Document published April 13, 2006 and is being made to all holders of Shares, including those represented by ADSs. The Offer is being made pursuant to the German Securities Acquisition and Takeover Act (the “WpÜG”) and applicable U.S. securities laws, and the Bidder (as defined below) does not assume any responsibility for making any further announcement or registrations or for obtaining further licenses or approvals in respect of the Offer outside of Germany and the United States. In those jurisdictions in the United States where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Bidder by Credit Suisse Securities (USA) LLC (“Credit Suisse”), the Dealer Manager in the United States for the Offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Bearer Shares With No Par Value,

Including those Represented by American Depositary Shares,

of

Schering Aktiengesellschaft

at

EUR 86.00 per share

by

Dritte BV GmbH

a wholly owned subsidiary of

Bayer Aktiengesellschaft

Dritte BV GmbH, a German limited liability company (the “Bidder”) and a wholly-owned subsidiary of Bayer Aktiengesellschaft, a German stock corporation (“Bayer”), is offering (together with any amendments or supplements thereto, the “Offer”) to acquire all outstanding bearer shares with no par value (the “Shares”), including Shares represented by American Depositary Shares (“ADSs”), of Schering Aktiengesellschaft, a German stock corporation (“Schering”), at a purchase price of EUR 86.00 per Share in cash (such amount being referred to herein as the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer Document published April 13, 2006 (the “Offer Document”) and (i) with respect to holders of Shares (but not ADSs) resident in the United States (“U.S. Shareholders”) in the declaration of acceptance (the “U.S. Declaration of Acceptance”) and (ii) with respect to holders of ADSs, in the ADS letter of transmittal (the “ADS Letter of Transmittal”). This notice applies only to Shares held by U.S. Shareholders and ADSs (collectively, “U.S. Securities”).

THE ACCEPTANCE PERIOD (AS DEFINED BELOW) WILL EXPIRE ON WEDNESDAY, MAY 31, 2006 (24:00 HOURS FRANKFURT AM MAIN (FEDERAL REPUBLIC OF GERMANY) LOCAL TIME (“FRANKFURT TIME”), 6:00 P.M. NEW YORK (U.S.A.) LOCAL TIME (“NEW YORK TIME”)), UNLESS THE ACCEPTANCE PERIOD IS EXTENDED. IF THE CONDITIONS TO THE OFFER ARE SATISFIED OR, IF PERMISSIBLE, WAIVED AT THE

EXPIRATION OF THE ACCEPTANCE PERIOD (OTHER THAN THE REGULATORY CONDITION (AS DEFINED BELOW)), AN ADDITIONAL ACCEPTANCE PERIOD (AS DEFINED BELOW) WILL CONTINUE FOR A TWO WEEK PERIOD EXPECTED TO COMMENCE ON FRIDAY, JUNE 9, 2006 AND EXPIRE ON THURSDAY, JUNE 22, 2006 (24:00 HOURS FRANKFURT TIME, 6:00 P.M. NEW YORK TIME).

The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn at the expiration of the Acceptance Period at least 143,250,656 Shares, including those represented by ADSs, constituting at least 75% of the 191,000,875 outstanding Shares (including those represented by ADSs and 555,375 Shares issuable upon the exercise of certain options, but excluding 3,554,500 treasury Shares) (the “Minimum Acceptance Threshold”) and (2) the receipt of clearance from the European Commission and the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the items in this clause (2) collectively, the “Regulatory Condition”). The Offer is also subject to certain other conditions contained in the Offer Document. See Section 6.1 of the Offer Document.

Schering’s management board has declared its intention to publicly support the Offer, assuming the Offer Document meets the terms and conditions proposed by the Bidder to Schering. The Bidder believes the Offer Document meets these terms and conditions.

U.S. Shareholders and holders of ADSs who tender their Shares through The Bank of New York, as tender agent (the “U.S. Settlement Agent”), will have the option to elect to receive the Offer Price in U.S. dollars or Euros. A tendering U.S. Shareholder or holder of ADSs who makes no election will receive the Offer Price in U.S. dollars. In the event the Bidder pays any such tendering U.S. Shareholder or holder of ADSs in U.S. dollars, the Offer Price will be converted into U.S. dollars at the U.S. dollar/Euro bid rate as reported by WM/Reuters at 16:00 Hours London, England local time (“London Time”) on the date on which the Custodian Institution (as defined below) of the U.S Settlement Agent receives the consideration for the Offer in Euros from the Bidder (the “Conversion Date”).

On April 11, 2006, EUR 86.00 equaled $104.2836 based on the U.S. dollar/Euro bid rate as reported by WM/Reuters at 16:00 Hours London Time. The actual amount of U.S. dollars to be received by U.S. Shareholders and ADS holders that elect to receive U.S. dollars (or make no election) will depend upon the U.S. dollar/Euro bid rate as reported by WM/Reuters at 16:00 Hours London Time on the Conversion Date. U.S. Shareholders and holders of ADSs who elect on the U.S. Declaration of Acceptance or ADS Letter of Transmittal, as applicable, to receive the Offer Price in U.S. dollars (or make no election) should be aware that the U.S. dollar/Euro exchange rate which is prevailing at the date on which such U.S. Shareholders or holders of ADSs tender their U.S. Securities may be different from the rate prevailing on the Conversion Date. In all cases, U.S. Shareholders and holders of ADSs not electing to receive the Offer Price in Euros will bear the risk of fluctuations in the U.S. dollar/Euro exchange rate.

The period during which the Offer may be accepted (together with any extensions thereof, the “Acceptance Period”) will begin on April 13, 2006 and will end on May 31, 2006 at 24:00 Hours Frankfurt Time/6:00 p.m. New York Time, unless the Acceptance Period is extended. In accordance with applicable German law, the Acceptance Period may only be extended in the following circumstances: (1) upon the publication of an amendment of the Offer within two weeks of the scheduled expiration of the Acceptance Period, in which case the Acceptance Period will be extended by two weeks from the date of such scheduled expiration; (2) if a third party makes a competing offer for the acquisition of Shares, including ADSs, and the Acceptance Period would otherwise have expired before the expiration of the acceptance period of such competing offer, in which case the Acceptance Period will be automatically extended so that it expires at the same time as the acceptance period of such competing offer; and (3) if, after the publication of the Offer Document, a shareholders’ meeting of Schering is convened in connection with the Offer, in which event the Acceptance Period will end upon the expiration of ten weeks from the publication of the Offer Document. During any such extension, all U.S. Securities previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering U.S. Shareholder or holder of ADSs to withdraw such U.S. Securities. Any such extension will be published in accordance with German law and will also be announced by press release in the United States.

If, at the expiration of the Acceptance Period, all conditions to the Offer (other than the Regulatory Condition) have been either satisfied or waived by the Bidder, there will be an Additional Acceptance Period (the “Additional Acceptance Period”) of two weeks from the date of the publication of the results of the Offer in accordance with applicable German law. During the Additional Acceptance Period, U.S. Shareholders and holders of ADSs who did not tender their U.S. Securities during the Acceptance Period may tender their U.S. Securities and be entitled to receive the same Offer Price offered during the Acceptance Period in accordance with the terms and conditions set forth in the Offer Document, payable at their election, in U.S. dollars or Euros, as described above. Except as described below, U.S. Securities tendered during the Additional Acceptance Period may not be withdrawn. However, should the Minimum Acceptance Threshold not be satisfied or waived by the expiration of the Acceptance Period, there will not be an Additional Acceptance Period. U.S. Shareholders and holders of ADSs therefore should not assume that they will be able to accept the Offer during an Additional Acceptance Period.

Holders of ADSs may accept the Offer with respect to the Shares represented by their ADSs by timely delivering to the U.S. Settlement Agent (1) ADRs or a confirmation of a book-entry transfer of such ADSs into the U.S. Settlement Agent’s account at The Depository Trust Company (“DTC”), (2) a properly completed and duly executed ADS Letter of Transmittal or an Agent’s Message (as defined in the Offer Document) in connection with a book-entry transfer of ADSs and (3) any other documents required by the ADS Letter of Transmittal. Holders of ADSs may also accept the Offer with respect to the Shares represented thereby by timely delivering a notice of guaranteed delivery in accordance with the procedures set forth in the Offer Document. In general, signature(s) on the ADS Letter of Transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (“Eligible Institution”), unless such ADSs have been tendered by an Eligible Institution. Holders of ADSs who tender Shares represented by their ADSs will not have the ability to trade tendered Shares or the ADSs representing such Shares. See Sections 5.1.8 and 5.2.5 of the Offer Document.

Procedures for tendering Shares will vary depending on whether Shares are tendered (1) directly by the holders thereof to their custodian bank or another securities services company managing their securities deposit account with a registered office or branch in Germany (a “Custodian Institution”) or (2) through the U.S. Settlement Agent.

U.S. Shareholders may accept the Offer by delivering a declaration of acceptance (the “German Declaration of Acceptance”) to the Custodian Institution that holds their Shares. U.S. Shareholders holding Shares through a Custodian Institution may obtain the German Declaration of Acceptance from that Custodian Institution.

U.S. Shareholders may also accept the Offer with respect to their Shares by (1) timely delivering to the U.S. Settlement Agent the U.S. Declaration of Acceptance and (2) instructing their Custodian Institution to tender their Shares in the Offer by delivering such Shares to the U.S. Settlement Agent’s account with its Custodian Institution in Germany, in each case prior to the expiration of the Acceptance Period or the Additional Acceptance Period, as applicable. In general, signature(s) on the U.S. Declaration of Acceptance must be guaranteed by an Eligible Institution, unless such Shares have been tendered by an Eligible Institution. U.S. Shareholders tendering through the U.S. Settlement Agent may also accept the Offer by timely delivering a notice of guaranteed delivery in accordance with the procedures set forth in the Offer Document. U.S. Shareholders who tender through the U.S. Settlement Agent will not have the ability to trade tendered Shares. See Sections 5.1.8 and 5.2.5 of the Offer Document.

Acceptance will only be valid if book-entry transfers of the respective Shares is made in a timely manner to the appropriate securities identification number for tendered Shares. The U.S. Settlement Agent and the Custodian Institutions will arrange for the book-entry transfers to be performed after receipt of the ADS Letter of Transmittal, the German Declaration of Acceptance or the U.S. Declaration of Acceptance, as applicable. If the Offer has been duly accepted within the Acceptance Period, the book-entry transfers of the Shares will be deemed to have been duly effected if the book-entry transfers have been effected by the third banking day after the expiration of the Acceptance Period or the Additional Acceptance Period, as applicable, at the latest.

The Bidder shall become obligated to pay for the tendered Shares, including those represented by ADSs, when it gives notice of the satisfaction or waiver of the conditions to the Offer in accordance with Section 6.4 of the Offer Document. Upon the Bidder becoming obligated to pay the Offer Price in respect of tendered Shares, including tendered Shares represented by ADSs, holders of Shares, including Shares represented by ADSs, will no longer have any withdrawal rights and shall instead have the right to receive the Offer Price in respect of tendered Shares, including tendered Shares represented by ADSs. The Bidder will pay for U.S. Securities pursuant to the Offer by depositing the purchase price with the U.S. Settlement Agent. The U.S. Settlement Agent will act as agent, with respect to payment, for the U.S. Shareholders and holders of ADSs tendering U.S. Securities. Upon the terms and subject to the conditions of the Offer with respect to U.S. Securities tendered during the Acceptance Period or the Additional Acceptance Period, as the case may be, and not properly withdrawn, the Bidder shall pay the Offer Price for those U.S Securities to the U.S. Settlement Agent’s custodian account in Germany: (i) if all of the conditions to the Offer have been fulfilled within the Acceptance Period or the Additional Acceptance Period, as the case may be, or, if permissible, waived, on a date expected to be no earlier than the fourth, but no later than the eighth, German banking day after the expiration of the Acceptance Period or the Additional Acceptance Period, as the case may be; and (ii) if all of the conditions to the Offer have not been fulfilled within the Acceptance Period or the Additional Acceptance Period, as the case may be, or, if permissible, waived, on a date expected to be no earlier than the fourth, but no later than the eighth, German banking day after the date on which the Bidder announces the satisfaction of the last condition to the Offer (the “Condition Record Date”). Payment for Shares tendered directly through a Custodian Institution in Germany (including a German branch of a foreign custodian institution) will be made by the settlement agent to the account of the respective Custodian Institution at Clearstream Banking AG at the same time that the Bidder pays the U.S. Settlement Agent in accordance with the procedures set forth in the Offer Document.

HOLDERS OF SHARES, INCLUDING ADSs REPRESENTING SHARES (COLLECTIVELY, “SCHERING SECURITYHOLDERS”), WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE OFFER DURING THE ACCEPTANCE PERIOD, INCLUDING ANY EXTENSION THEREOF, AND, EXCEPT AS DESCRIBED IN THIS NOTICE, AFTER THE 21st CALENDAR DAY FOLLOWING THE EXPIRATION OF THE ACCEPTANCE PERIOD. SCHERING SECURITYHOLDERS WILL NOT HAVE THE RIGHT TO WITHDRAW ACCEPTANCES OF THE OFFER, INCLUDING WITH RESPECT TO SHARES REPRESENTED BY ADSs, DURING THE 21-CALENDAR-DAY PERIOD FOLLOWING THE EXPIRATION OF THE ACCEPTANCE PERIOD. THE BIDDER MAY REQUEST FURTHER RELIEF FROM THE STAFF OF THE SEC TO EXTEND THIS 21-DAY PERIOD. SEE SECTION 14.1 OF THE OFFER DOCUMENT.

The Staff of the SEC’s Division of Corporation Finance has stated that they are in a position to grant relief with respect to matters in which the securities laws and practice in the United States conflict with those in Germany. See Section 17 of the Offer Document.

This notice and the Offer Document have been prepared on the basis that such relief has been granted. Accordingly:

• Schering Securityholders who accept the Offer during the Acceptance Period may withdraw acceptances of the Offer at any time until the expiration of the Acceptance Period without having to give any reason;

• Schering Securityholders will not have the right to withdraw acceptances of the Offer made during the Acceptance Period or the Additional Acceptance Period during the 21-calendar-day period following the expiration of the Acceptance Period, as it may be extended, even if the Regulatory Condition has not been satisfied or waived and the Bidder has not become obligated to pay the Offer Price;

• If the Regulatory Condition has not been satisfied prior to expiration of such 21-calendar-day period (or previously waived), Schering Securityholders will have the right to withdraw acceptances of the Offer  during the period after the end of the 21st calendar day following the expiration of the Acceptance Period until the Regulatory Condition is satisfied and the Bidder becomes obligated to pay the Offer Price; and

• If the Regulatory Condition is only satisfied after the expiration of the Acceptance Period, Schering Securityholders will not have withdrawal rights during the period from the date of the satisfaction of the Regulatory Condition until the date of payment of the Offer Price for the tendered Shares, including Shares represented by ADSs.

By withdrawing acceptances of the Offer Schering Securityholders will withdraw from the contract that was entered into as a result of their acceptance of this Offer.

Except as set forth in the next sentence, holders of Shares (not including holders of ADSs) may exercise their rights of withdrawal outlined above with respect to Shares only by (1) declaring their withdrawal to their Custodian Institution in writing and in a timely manner for a specified number of tendered Shares and (2) instructing their Custodian Institution during the Acceptance Period to reverse the book-entry transfer of such tendered Shares. The declaration of withdrawal will become effective upon the timely reversal of the book-entry transfer of the withdrawn Shares. If a U.S. Shareholder accepted the Offer through the U.S. Settlement Agent and wishes to withdraw its acceptance of the Offer, it must instruct the U.S. Settlement Agent, instead of its Custodian Institution, to withdraw its acceptance of the Offer.

Holders of ADSs may exercise their rights of withdrawal by timely delivering a written notice of withdrawal to the U.S. Settlement Agent. Any such notice of withdrawal must specify (1) the name of the person who tendered the ADSs to be withdrawn; and (2) the number of ADSs to be withdrawn and the name of the registered holder of such ADSs, if the name is different from the person who tendered such ADSs. If American Depositary Receipts (“ADRs”) evidencing ADSs to be withdrawn have been delivered to the U.S. Settlement Agent, then, prior to the physical release of such ADRs, the serial numbers shown on such ADRs must be submitted to the U.S. Settlement Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution if a signature guarantee was required on the ADS Letter of Transmittal. If ADSs representing Shares have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn ADSs representing Shares or must otherwise comply with DTC’s procedures.

A Schering Securityholder that withdraws its acceptance of the Offer may accept the Offer again by retendering its Shares, including those represented by ADSs, in accordance with the acceptance procedures described above at any time before the expiration of the Acceptance Period or, if applicable, the Additional Acceptance Period.

The receipt of cash in the Offer in exchange for Shares will be a taxable transaction for U.S. federal income tax purposes, and may be a taxable transaction for German income tax purposes and under other applicable state, local or foreign income or other tax laws. Schering Securityholders should consult their tax advisors about the particular effect the acceptance of the Offer will have on them. For more information on the U.S. federal income tax and German income tax consequences of accepting the Offer, see Section 16 entitled “Taxes” of the Offer Document. The Offer Document also includes important information about the Bidder’s intentions with respect to Schering if the Offer is successful. Schering Securityholders are urged to review that information carefully as it may affect their decision as to whether or not to tender their Shares, including those represented by ADSs.

The information required to be disclosed by Rule 14d-6(d)(1) promulgated under the Exchange Act is contained in the Offer Document and is incorporated herein by reference.

The Offer Document and the applicable related documents described herein contain important information which should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance or copies of the Offer Document, German Declaration of Acceptance, the U.S. Declaration of Acceptance or the ADS Letter of Transmittal and other tender offer documents may be directed to the Information Agent, whose contact information is set forth below, and copies will be furnished promptly at the Bidder’s expense. Furthermore, German and English versions of the Offer Document have been published on the internet at http://www.bayer.de, where they can been downloaded and printed.

Acceptance of the Offer through a Custodian Institution in Germany (including a German branch of a foreign custodian institution) is free of charge for holders of Shares with respect to Shares, except for the costs of transmission of the German Declaration of Acceptance to the Custodian Institution. Fees charged by non-German custodial institutions and other fees and expenses are to be borne by the accepting Schering Securityholder. U.S. Shareholders and holders of ADSs who own their U.S. Securities through a custodian institution, broker, dealer, commercial bank or other agent, and whose custodian institution, broker, dealer, commercial bank or other agent tenders U.S. Securities on such U.S. Shareholders’ or ADS holders’ behalf, may be charged a fee by such custodian institution, broker, dealer, commercial bank or other nominee for doing so. U.S. Shareholders who tender their Shares directly through a Custodian Institution in Germany (including a German branch of a foreign custodian institution) will not have to pay brokerage fees. Any non-German stock exchange fee, transfer tax or stamp tax which may be incurred as a result of the tender of U.S. Securities shall be borne by the tendering U.S. Shareholder or holder of ADSs. Fees for the cancellation of ADSs surrendered to the U.S. Settlement Agent will be borne by the Bidder.

The Bidder and Bayer have obtained exemptive relief from the provisions of Rule 14e-5 promulgated under the Exchange Act from the SEC permitting them (or financial institutions on their behalf) to make purchases of Shares outside of the Offer. The Bidder and Bayer (and financial institutions on their behalf) may make open market purchases of Shares in accordance with such exemptive relief and may make additional purchases from time to time in open market transactions, privately negotiated transactions, or otherwise.

The Dealer Manager in the United States for the Offer is:

[Credit Suisse Logo]

Eleven Madison Avenue

New York, NY 10010-3629

1-800-318-8220 (toll free)

 The Information Agent for the Offer is:

[Innisfree Logo]

501 Madison Avenue, 20th Floor

New York, NY 10022

00 800 7710 9970 (toll free in the EU)

1-877-717-3925 (toll free in the United States and Canada)

+1-412-232-3651 (call collect from all other countries)

1-212-750-5833 (banks and brokers call collect)

April 13, 2006